[redacted]

AMENDMENT "1" TO PURCHASE AND SALE AGREEMENT

Buyer: Arrived Holdings, Inc., b[redacted]

Seller[redacted]

Property: 1129 Hilliard Ln, Clarksville, TN 37042

In consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend that certain Purchase and Sale Agreement with a Binding Agreement Date of 03/09/2022 and any incorporated addenda, exhibits or prior amendments (collectively referred to herein as "Agreement") for the purchase and sale of real property specified above as follows:

1. Closing date to be April 5, 2022. Closing is delayed due to no appraiser available to appraise the property. Although contract is not contingent on appraisal, buyer orders an appraisal on all properties.

2. Buyer will pay $200.00 in per diem to seller.

This Amendment shall become binding when signed by all parties and shall be incorporated into the Agreement and all other terms and conditions of the Purchase and Sale Agreement shall remain in full force and effect.

The party(ies) below have signed and acknowledge receipt of a copy.

[redacted] dotloop verified 03/22/22 3:45 PM PDT EYBY-GNNY-O0S0-3RC8	
BUYER	**BUYER**
______ at ______ o'clock ☐ am/ ☐ pm	______ at ______ o'clock ☐ am/ ☐ pm
Date	**Date**

The party(ies) below have signed and acknowledge receipt of a copy.

[redacted]	
	SELLER
03 / 23 / 2022 at 8:00 o'clock ☑ am/ ☐ pm	______ at ______ o'clock ☐ am/ ☐ pm
Date	**Date**

NOTE: This form is provided by Tennessee REALTORS® to its members for their use in real estate transactions and is to be used as is. By downloading and/or using this form, you agree and covenant not to alter, amend, or edit said form or its contents except as where provided in the blank fields, and agree and acknowledge that any such alteration, amendment or edit of said form is done at your own risk. Use of the Tennessee REALTORS® logo in conjunction with any form other than standardized forms created by Tennessee REALTORS® is strictly prohibited. This form is subject to periodic revision and it is the responsibility of the member to use the most recent available form.